Loudeye Puts Reverse Stock Split On Hold

NASDAQ Implements Rule Proposal to Extend Compliance Period

Seattle, WA - March 18, 2003 - Loudeye Corp. (NASDAQ: LOUD), a global leader in digital media services and Webcasting technologies, today announced its Board of Directors has decided to put a reverse stock split on hold due to the immediate effectiveness and implementation of Nasdaq's rule proposal that provides for an extension of the compliance period for the bid price criteria for Nasdaq issuers.

A proposed rule change (SR-NASD-2003-34) submitted by the National Association of Securities Dealers, through its subsidiary, the Nasdaq Stock Market, Inc., relating to the bid price test in the Nasdaq listing standards has become immediately effective pursuant to a Notice of Filing and Immediate Effectiveness by the Securities and Exchange Commission (Release No. 34-47482) dated March 11, 2003.

Under this rule change, the bid price compliance period for Nasdaq National Market issuers is extended from 90 calendar days to 180 calendar days. Further, issuers listed on The Nasdaq SmallCap Market will be eligible to receive an additional 90 day compliance period, if at the end of the existing compliance periods, the issuer demonstrates compliance with the core SmallCap Market initial listing criteria.

On March 13, 2003 the Company announced it received an affirmative vote at a special meeting of stockholders, permitting the Loudeye Board of Directors, should it deem it beneficial, to effect a reverse stock split at a ratio of one-for-ten, one-for-fifteen, or one-for-twenty at any time prior to December 31, 2003, or not to complete the reverse stock split.

"The extension of the compliance period enables us to sustain Nasdaq market listing criteria without affecting number of shares outstanding at this time," said Jeff Cavins, Loudeye's president and chief executive officer.

About Loudeye Corp.

Loudeye is a global leader in digital media services and Webcasting technologies used by some of the world's leading companies for marketing, entertainment and communications. Through its relationships with all five major record labels, Loudeye operates the industry's largest digital music archive capable of supporting a range of digital media business models. For more information, visit www.loudeye.com.

Forward Looking Statements

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including statements from Loudeye's chief executive officer; statements regarding Loudeye's Board of Directors' decision to put a reverse stock split on hold. These statements are based on current expectations and actual results may differ materially due to risks and uncertainties, including the possibility of adverse consequences resulting from the reverse stock split of Loudeye's common stock; adverse changes in the market for Webcasting or the distribution of digital media; any redundancy problems or failures in connection with our hosting infrastructure; the complexity of our services and delivery networks; failures by third party telecommunication and network providers to provide required transmission capacity; our capacity to scale and support third party technologies; and other risks and uncertainties set forth in our most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. We assume no obligation to update the forward-looking statements.

Contacts

Media/Public Relations: Andrew Cullen, Barokas Public Relations, 206.264.8220, andrew@barokas.com
Investor relations: Michael Dougherty, 206.832.4000, ir@loudeye.com